Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

BETWEEN

GLOBAL NET LEASE, INC.

AND

ORI KRAVEL

This Employment Agreement (this “Agreement”), entered into on January 23, 2025 (the “Effective Date”), by and between Global Net Lease, Inc., a Maryland corporation and real estate investment trust (the “Company”), and Ori Kravel (the “Executive”) (each of them being referred to as a “Party” and together as the “Parties”).

WHEREAS, the Company and the Executive desire to memorialize the terms of the Executive’s employment relationship with the Company effective as of the Effective Date on the terms and conditions set out below.

NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

1.             EMPLOYMENT.

(a)           Position(s). The Executive shall be employed as the Chief Operating Officer of the Company. The Executive shall work primarily out of the Company’s offices located in New York, New York, subject to the Company’s remote work policy applicable to employees of the Company as in effect from time to time; provided, however, that the Executive may be required from time to time to work in the Company’s offices more frequently than set forth in such remote work policy as may be reasonably requested by the Company’s Chief Executive Officer (“CEO”) as the business needs of the Company may necessitate; provided, further, that the Executive understands and agrees that reasonable travel, at the Company’s cost, as applicable, may be required from time to time for business reasons.

(b)           Duties. The Executive shall report directly to the CEO who shall allocate duties and responsibilities to the Executive commensurate with his position, and the Executive’s principal duties, responsibilities and authorities shall be those customarily afforded to similarly situated chief operating officers as are reasonably consistent with his position and role, including, but not limited to, corporate development, business strategy, stakeholder engagement and investor outreach oversight, and financial planning and analysis (e.g., planning, forecasting, budgeting, and analytical activities that support the Company’s major business decisions), and such other matters assigned to Executive by the CEO. At all times during the Term (as defined below), the Executive shall adhere in all material respects to all of the Company’s policies, rules and regulations governing the conduct of its executives that apply to the Executive and have been previously provided to him, including without limitation, any compliance manual, code of ethics, employee handbook or other policies adopted by the Company from time to time; provided, however, that in any conflict between this Agreement and any policies, rules or regulations, this Agreement shall control.

(c)           Extent of Services. Except for illnesses and vacation periods, the Executive shall devote substantially all of his business time and attention to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may (i) participate or hold directorships in charitable, academic or community activities, and in trade or professional organizations, and (ii) manage his and/or his family’s passive personal investments; provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, comply with the Company’s conflict of interest practices.

2.             TERM. Subject to the provisions of Section 5 herein, Executive shall be an at-will employee, and this Agreement and the Executive’s employment shall be effective as of the Effective Date and shall continue in full force and effect thereafter until terminated by the Executive or Company. “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account early termination of employment pursuant to Section 5.

3.             COMPENSATION.

(a)            Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary shall be at the annual rate of $415,000, effective as of January 1, 2025. The Company shall review the Base Salary at least once during the first ninety (90) days of each calendar year to determine whether the Base Salary should be increased (but not decreased). For purposes of this Agreement, the term “Base Salary” shall mean the annual rate established and adjusted from time to time pursuant to this Section 3.

(b)           Annual Bonus. The Executive shall be eligible to receive a performance-based annual cash bonus (each an “Annual Bonus”) for each completed calendar year during the Term, with a threshold amount of 100% of Base Salary, a target amount of 181% of Base Salary, and a maximum amount of 250% of Base Salary as determined by the CEO with respect to individual performance goals, in good faith, based solely on the Executive’s performance and the Company’s performance during the calendar year. For future years, the Company’s annual bonus program shall be administered and may be adjusted by the Board (or a committee thereof) consistent with this subsection. The Executive’s individual performance goals for any such year will be set in good faith, after consultation with the Executive and will be communicated to the Executive no later than ninety (90) days following commencement of the performance year. The Annual Bonus for calendar year 2025 and future years will be paid in fully vested cash, subject to certification by the compensation committee of such performance. The Annual Bonus for a fiscal year shall be paid as soon as possible following the end of the fiscal year when bonuses are paid to similarly situated executives, but in no event later than March 15th of the year following the year to which the Annual Bonus relates. Other than as set forth in Section 6, the Executive must be employed by the Company or an affiliate of the Company on the date such Annual Bonus is paid to be eligible to receive the Annual Bonus for such year.

(c)            Long-Term Incentive Compensation. During the Term, the Executive will be granted equity and equity-based awards under the Company’s long-term incentive compensation plans on an annual basis (“LTIP”). The LTIP awards for each fiscal year shall each have target amounts and other terms and conditions determined by the Board or the Compensation Committee in good faith. The LTIP awards target amounts shall be consistent with awards then made to other similarly situated executives of the Company. The LTIP awards shall be granted pursuant to time-vesting awards (“Time-Based Awards”) and performance-vesting awards (“Performance-Based Awards,” and together with the Time-Based Awards, the “LTIP Awards”) with (i) the ratio of the Time-Based Awards and Performance-Based Awards and (ii) the performance objectives for the Performance-Based Awards to be no less favorable than those applicable to long-term incentive awards granted under the LTIP to other similarly situated senior executives of the Company as determined by the Board or the Compensation Committee in good faith. The LTIP Awards shall be granted no later than March 30th of each year during the Term. In the event of any inconsistency between this Agreement and any LTIP Awards granted under the LTIP in fiscal year 2025 or otherwise during the Term, then notwithstanding anything in such LTIP award agreement or plan to the contrary, this Agreement shall control, provided, that, if the provision giving rise to the inconsistency in such other LTIP award agreement or plan would be more favorable to Executive then such inconsistency will be resolved in a manner that is most favorable to Executive.

4.             BENEFITS.

(a)            Vacation. The Executive shall be entitled to four (4) weeks paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time.

(b)           Sick and Personal Days. The Executive shall be entitled to sick and personal days pursuant to Company policy.

(c)            Employee Benefit Plans. The Executive will be eligible for and entitled to participate in any Company sponsored employee benefit plans maintained for the Company’s senior executives, including but not limited to benefits such as group health, life and long-term disability insurance and a 401(k) plan, as such benefits may be offered from time to time on a basis no less favorable than that applicable to other similarly situated senior executives of the Company. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time provided that any such modification or termination will not disproportionately disfavor the Executive relative to other senior executives.

(d)           Other Benefits.

(i)             INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Company shall, consistent with the terms below, indemnify the Executive for all costs, charges, damages, or expenses incurred or sustained by the Executive in connection with any demand, action, suit, or proceeding (“Claims”) to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company, or any of their affiliates, to the maximum extent permitted by New York law. The Executive’s right to indemnification from the Company pursuant to the preceding sentence does not apply, however, to any Claim (other than a derivative Claim) brought by the Company, against the Executive, or by the Executive against the Company, (excluding any Claim brought in defense of an indemnifiable Claim or to enforce any right to indemnification as contemplated in the previous sentence.). For the avoidance of doubt, nothing in this Section 4(d) shall limit any right to indemnity the Executive may have under (x) the organizational documents or By-Laws of any of the Company. The Executive shall notify the Company within five (5) business days of any Claim, and the Company shall be entitled to assume the defense with counsel selected by the Company; provided, however, that the Executive shall have the right to employ counsel to represent him (at the Company’s expense) if Company counsel would have a conflict of interest (as determined by Company counsel) in representing both the Company and the Executive. The Company agrees to advance fees and expenses reasonably incurred by the Executive in connection with any Claim if it has chosen not to assume the defense of that Claim or if the Executive retains separate counsel because the Company’s counsel has determined there is a conflict of interest. The Executive agrees to cooperate with the Company’s efforts to obtain insurance coverage, or to get indemnified or recovery from another source, for any costs, charges, damages, or expenses incurred in the Executive’s defense. During the Term, the Executive shall be entitled to directors and officers insurance coverage for his acts and omissions while serving as an officer, director or trustee of the Company on a basis no less favorable to the Executive than the coverage provided generally to the other officers, directors and trustees of the Company. Additionally, after any termination of employment of the Executive’s employment for any reason, for a period through the sixth anniversary of the termination of employment, the Company shall maintain directors and officers insurance coverage for the Executive covering his acts or omissions while an officer, director or trustee of the Company on a basis no less favorable to the Executive than the coverage generally provided to the other current or former officers, directors and/or trustees. The obligations of this clause (i) shall survive termination of employment and/or this Agreement for any or no reason.

(ii)            EXPENSES. The Executive shall be entitled to reimbursement of all reasonable business expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than applicable generally to other similarly situated executives of the Company, including, without limitation, a cell phone and business (or reasonably equivalent) class travel for flights of a minimum of two hours, promptly after the presentation by the Executive of appropriate documentation.

5.             TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the employment of the Executive by the Company shall terminate immediately upon his death, the Company shall have the right to and may, in the exercise of its discretion, terminate the Executive at any time by reason of Disability, or with Cause or without Cause, and the Executive shall have the right to and may, in the exercise of his discretion, voluntarily resign for any reason or terminate his employment for Good Reason, subject to the provisions set forth below:

(a)           Death; Disability. The employment of the Executive by the Company shall terminate immediately upon death of the Executive or immediately upon the giving of written notice by the Company to the Executive of his termination due to Disability. As used in this Agreement, “Disabled” shall mean “disabled” under the Company’s long term disability plan as in effect for similarly situated executives (or if none, the Executive’s inability to perform his duties to the Company due to any sickness, injury or disability for a consecutive period of one hundred and eighty (180) days or an aggregate amount of one hundred and eighty (180) days in any twelve (12) consecutive month period. A determination of “Disabled” shall be made by a physician satisfactory to both the Executive and the Company, provided, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disabled shall be binding on all parties, and which cost, in any such case, shall be paid entirely by the Company. The temporary appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disabled shall not be considered a breach of this Agreement by the Company.

(b)            With Cause. The employment of the Executive by the Company shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Executive of his termination with Cause, subject to the terms of this Section 5(b). For purposes of this Agreement, the term “Cause” means that the Executive: (i) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (ii) has intentionally failed to substantially perform (other than by reason of illness or temporary disability) the Executive’s reasonably assigned material duties, (iii) has engaged in (x) willful misconduct or (y) gross negligence in the performance of the Executive’s duties, (iv) has engaged in conduct that materially violated the Company’s then existing written internal policies or procedures that apply to the Executive and were provided to him prior to the violation, or (v) has materially breached the restrictive covenants in effect between the Executive and the Company; provided, however, that in the case of clauses (iii)(y) or (iv) and, to the extent curable, clause (v) above, “Cause” shall not exist unless the Executive fails to remedy to the reasonable satisfaction of the CEO or Board such act, omission or condition, within thirty (30) days after the Executive receives from the CEO or Board written notice that sets forth in reasonable detail the basis for the CEO or Board’s belief that “Cause” exists and which, to the extent curable, sets forth a reasonable plan of corrective action. For purposes hereof, no act or omission shall be deemed to be “willful” or “intentional” (i) if such act or omission was taken (or omitted) (x) in the good faith belief that such is in the best interests of, or not opposed to the best interests of, the Company or (y) at the direction of the CEO or the Board or (ii) if such act or omission resulted from the Executive’s physical or mental incapacity. For the avoidance of doubt, failure to attain performance objectives or financial goals shall not constitute Cause hereunder. No grounds purporting to constitute Cause hereunder shall constitute Cause if the CEO or Board fails to notify the Executive of such purported grounds with one (1) year of the Board first becoming aware of such purported grounds.

(c)            Without Cause; Voluntary Resignation. The employment of the Executive by the Company and this Agreement shall terminate at the election of the Company without Cause, and at the election of the Executive for any reason other than Good Reason (“Voluntary Resignation”), in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.

(d)            Good Reason. The employment of the Executive shall terminate at the election of the Executive for Good Reason subject to the terms of this Section 5(d). For purposes of this Agreement, “Good Reason” shall mean any of the following occurring without the Executive’s written consent: (i) any reduction in the amount of the Executive’s base salary or threshold, target, or maximum annual bonus opportunity; (ii) any adverse change in the Executive’s title, position, reporting structure, or role or any material diminution in the Executive’s duties, authorities, or responsibilities in a manner which is materially inconsistent with the position the Executive holds (including, without limitation, a change in reporting structure); (iii) the Company requiring the Executive to be based at any location other the location in which the Executive works as of the Grant Date, and that materially increases the Executive’s commute; (iv) any material breach by the Company of any material term or provision of this Agreement, any Company equity award agreement, or any plan document with respect to any such award, or (v) failure to require any successor of the Company to assume and perform this Agreement; provided, however, that none of the events described in the foregoing clauses (i) through (iv) shall constitute Good Reason unless the Executive has notified the Company in writing describing the events that constitute Good Reason within thirty (30) calendar days following the actual knowledge by the Executive of the occurrence of such events and then only if the Company fails to cure such events within thirty (30) calendar days after the Company’s receipt of such written notice, and the Executive shall have terminated the Executive’s employment with the Company within thirty (30) calendar days following the expiration of such cure period.

(e)            Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to death) shall be communicated by written Notice of Termination to the other party hereto in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f)            Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Disability or for Cause, the date of delivery of the Notice of Termination unless otherwise specified in such notice, or (iii) if the Executive’s employment is terminated for any other reason the date set forth in such notice of termination. In the event that the Executive provides the Company with notice of termination pursuant to Section 5(c), the Company will have the option to place the Executive on paid administrative leave during such notice period (provided that such pay shall include full pay and benefits, including continued vesting of equity).

6.              EFFECTS OF TERMINATION.

(a)            Death or Termination by the Company for Disability. If the employment of the Executive should terminate due to his death or at the election of the Company due to Disability, then the Company will pay or provide to the Executive (or his estate, if applicable):

(i)             any earned and accrued but unpaid installment of Base Salary through the Date of Termination payable in accordance with the Company’s normal payroll practices;

(ii)            reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Sections 4(d) and 13(l)(ii);

(iii)           all other applicable payments or benefits to which the Executive shall be entitled under, and paid or provided in accordance with, the terms of any applicable arrangement, plan or program under Section 4(c) through the Date of Termination, including, without limitation, accrued but unused vacation time (collectively, Sections 6(a)(i) through 6(a)(iii), payable in accordance with this Section 6(a), shall be hereafter referred to as the “Accrued Benefits”);

(iv)          any earned (but for any continuing employment conditions) but unpaid Annual Bonus for the year prior to the year in which the Date of Termination occurs, calculated based on actual performance and paid in cash on a fully vested basis when bonuses are paid to similarly situated employees;

(v)           an Annual Bonus for the year in which the Date of Termination occurs, at the target level, (A) paid in a lump sum in cash on a fully vested basis when bonuses are paid to similarly situated employees and (B) pro-rated based on the proportion of the fiscal year the Executive was employed by the Company during the fiscal year in which the Date of Termination occurs (collectively, Sections 6(a)(iv) and 6(a)(v) shall hereafter be referred to as the “Additional Benefits”);

(vi)          if the Executive (or the Executive’s eligible dependents) timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursements for the monthly COBRA premiums paid by the Executive for himself and his dependents (as reformed in accordance with this clause to comply with the ACA as necessary, the “COBRA Benefits”) until the eighteen (18)-month anniversary of the Date of Termination, provided, however, if the Company’s making such reimbursement payments would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this provision in a manner as is necessary to comply with the ACA without increased cost to the Executive; and

(vii)         subject to Sections 6(f) and 13(l)(iv) and (v), (1) accelerated vesting of all time-based equity or equity-based awards and accelerated vesting of all performance-based equity or equity-based awards subject, with respect to performance based awards, to the actual achievement of the performance metrics for such equity or equity-based awards measured at the end of the applicable performance period(s) (collectively, the “Vesting Benefits”).

(b)           Termination by the Company without Cause or by the Executive for Good Reason. If the employment of the Executive should terminate at the election of the Company without Cause or by the Executive for Good Reason and other than pursuant to Section 6(a) above or pursuant to Section 6(c) below, then the Company shall pay or provide to the Executive:

(i)             the Accrued Benefits;

(ii)            the Additional Benefits;

(iii)           the COBRA Benefits, until the earliest of (i) the twelve (12)-month anniversary of the Date of Termination, (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage, and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source; provided, however, if the Company’s making such reimbursement payments would violate the nondiscrimination rules applicable to non-grandfathered plans under the ACA or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this provision in a manner as is necessary to comply with the ACA without increased cost to the Executive;

(iv)          subject to Sections 6(f) and 13(l)(iv) and (v), the Vesting Benefits; and

(v)           subject to Sections 6(f) and 13(l)(iv) and (v), cash severance equal to the sum of (A) 200% of the Executive’s Base Salary at the annualized rate in effect on the Date of Termination (prior to any reduction) and (B) 200% of the Executive’s Target Annual Bonus for the calendar year in which the Date of Termination occurs (the “Severance Payments”), paid to the Executive in substantially equal installments in accordance with the Company’s regular payroll cycle over a period of twelve (12) consecutive months immediately following the Date of Termination, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day after the Date of Termination and to include each such installment that was otherwise (but for the sixty (60)-day delay) scheduled to be paid following the Date of Termination and prior to the date of such payment;

(c)            Termination by the Company without Cause or by the Executive for Good Reason in Connection With a Change in Control. If the employment of the Executive should terminate at the election of the Company without Cause or by the Executive for Good Reason and other than pursuant to Section 6(a) above within the “Change in Control Period” (as defined below), then the Company shall pay or provide to the Executive:

(i)             the Accrued Benefits;

(ii)            the Additional Benefits;

(iii)           the COBRA Benefits set forth in Section 6(a)(vi);

(iv)           subject to Sections 6(f) and 13(l)(iv) and (v), the Vesting Benefits; and

(v)            subject to Sections 6(f) and 13(l)(iv) and (v), cash severance equal to the sum of (A) 300% of the Executive’s Base Salary at the annualized rate in effect on the Date of Termination (prior to any reduction) and (B) 300% of the Executive’s target Annual Bonus for the calendar year in which the Date of Termination occurs (the “CIC Severance Payments”), paid to the Executive in a lump sum on (to the extent such Change in Control constitutes a permissible payment event under Code Section 409A, or if not constituting such an event, in installments over a twelve (12) consecutive months period following the Date of Termination, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day after the Date of Termination (with any such installments including each such installment that was otherwise (but for the sixty (60) day delay) scheduled to be paid following the Date of Termination and prior to the date of such payment). In the event that a termination for which termination benefits are payable under Section 6(b) is followed by a Change in Control such that CIC Severance Payments are due under this Section 6(c), the Company will make a true up payment with the first severance payment following such Change in Control equal to the shortfall of the payments that would have been payable to the Executive had the termination been subject to this Section 6(c).

For purposes of this Section 6(c), “Change in Control Period” means the four (4)-month period commencing immediately preceding a Change in Control (as defined below) through the eighteen (18) -month period immediately following a Change in Control (provided that if during the Change in Control Period, a transaction is signed which if consummated would constitute a Change in Control, then the Change in Control Period shall be extended until the date of the consummation of such transaction).

For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Company’s 2021 Omnibus Incentive Compensation Plan.

(d)           By the Company for Cause, or Voluntary Resignation by the Executive. In the event that the Executive’s employment is terminated during the Term by the Company for Cause or the Executive’s employment is terminated during the Term by a Voluntary Resignation other than Good Reason, the Company shall pay the Executive the Accrued Benefits, and the Company shall have no further obligations to the Executive under this Agreement.

(e)            Intentionally Omitted.

(f)            Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive’s employment for any reason (other than payments of the Accrued Benefits) shall be conditioned on and shall not be payable unless the Company receives from the Executive within sixty (60) days of the Date of Termination a fully effective and non-revocable written release substantially in the form attached as Annex C to this Agreement (the “General Release”).

(g)           Termination of Authority. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).

(h)           No Mitigation or Offset. No termination payments under this Section 6 shall be subject to mitigation or offset.

7.              CONFIDENTIAL INFORMATION.

(a)              The Executive shall not, and shall cause its Affiliates not to, publicly disclose, reveal, divulge or communicate to any Person any Confidential Information; provided, however, that the foregoing shall not restrict the Executive or its Affiliates from (i) disclosing (under appropriate obligations of confidentiality) Confidential Information to the extent necessary to enforce and exercise his rights under this Agreement, (ii) disclosing Confidential Information to the extent necessary in connection with the Executive’s employment, service as a director or consulting services for any GNL Group Company, if applicable, (iii) disclosing Confidential Information in confidence to his financial, tax and legal advisors who are bound by similar confidentiality obligations and (iv) shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is required by applicable law or requested by a governmental authority; provided, however, that in the event disclosure is required by applicable law or requested by a governmental authority, the Executive shall to the extent legally permissible and practicable provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order at its own cost or waive compliance with the provisions of this Section 7, provided that no such notice shall be required under circumstances where a notice requirement would be deemed to violate applicable law. The Company (on behalf of itself and each GNL Group Company) acknowledges that Confidential Information may enhance the Executive’s and his Affiliates’ and his representatives’ knowledge and understanding of the industry of the GNL Group Companies in a way that cannot be separated from such Persons’ other knowledge and the Company (on behalf of itself and each GNL Group Company) agrees that, so long as Confidential Information is not disclosed in violation of this Agreement, neither the Executive nor any of his Affiliates or representatives will be deemed to have violated this Agreement to the extent Residual Information (as defined below) is used in the ordinary course by the Executive, any of his Affiliates or his representatives in connection with their ongoing business.

(b)           Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order, (ii) disclosing information and documents to the Executive’s attorney, financial or tax advisor for the purpose of securing legal, financial or tax advice, (iii) disclosing the Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation (provided, however, that the Executive may not disclose information of the Company or any of its Affiliates that is protected by the attorney-client privilege, except as otherwise required by law) and the Executive does not need the authorization of the Company to make any such reports or disclosure and shall not be required to notify the Company that the Executive has made such reports or disclosures.

(c)            The Executive acknowledges that the Executive has the following immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Confidential Information to the Executive’s attorney and use the Confidential Information in the court proceeding, if the Executive files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1836(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1836(b).

8.              COVENANTS.

(a)           Non-Competition and Non-Solicitation. During the Restricted Period, the Executive shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i)             manage, operate, advise or consult for, render services to, run, control or externally manage any Restricted Business in the Restricted Territory; provided, however, that the restrictions contained in this Agreement shall in no way be deemed to restrict the Executive or his Affiliates from (i) serving as an employee, officer, director or other service provider of any GNL Group Company or (ii) owning, directly or indirectly up to 2% of any class of securities of any public entity, or (iii) passively investing in real estate or any collective investment vehicle not managed by the Executive that owns real estate or a Restricted Business; provided, that the Executive does not personally engage in, or provide any services for use in, the Restricted Business; provided, further, that in the event that a Person is engaged, among other businesses, in the Restricted Business, the Executive shall not be prohibited for providing services, managing, operating, advising, or consulting for such Person so long as the Executive is not doing so for the Restricted Business;

(ii)            employ, hire, enter into an agency or consulting relationship with or recruit or solicit for employment any employee of a GNL Group Company (“Restricted Service Providers”); provided, that the foregoing shall not apply to (i) Restricted Service Providers who ceased to be employed by a GNL Group Company at least six (6) months prior to any solicitation by, and the commencement of any discussions with, the Executive or any of its Affiliates; and (ii) any general solicitations (and resulting hires) not targeted at Restricted Service Providers (including through the use of recruiting firms or advertisements in any newspaper, magazine, trade publication, electronic medium or other media); or

(iii)           encourage any customer, Prospective Customer or supplier who is a customer, Prospective Customer or supplier of any GNL Group Company to terminate or adversely modify any relationship with a GNL Group Company, provided, that in each case the Executive had or should have had knowledge of such Prospective Customer.

(b)           Non-Disparagement. The Executive shall not, directly or indirectly, make, and shall not cause or direct any of his Affiliates to publicly make any negative, derogatory, disparaging, or untrue comments, communications or statements, whether written or oral about any of the Company or its Affiliates, or any officer, director, shareholder, manager or member thereof (collectively, “GNL Protected Persons”) or the business, management, operations or strategies of the GNL Protected Persons and each GNL Group Company shall not and shall instruct its directors or officers not to publicly make any negative, derogatory, disparaging or untrue comments, communications or statements, whether written or oral about the Executive or any of his Affiliates and any officer, director, shareholder, manager or member thereof (collectively, the “Executive’s Protected Persons”) or the business, management, operations or strategies of any the Executive’s Protected Persons. “Disparaging” comments or statements include such comments or statements which discredit, ridicule or defame any Person or entity or impair the reputation, goodwill or commercial interest thereof. Nothing in this Section 8(b) shall limit the Executive, any GNL Group Company, or their respective Affiliates’ ability to make true and accurate statements, as required by applicable laws, to a governmental authority or otherwise make any true and accurate statements as part of litigation, arbitration, regulatory or administrative proceeding, to rebut in good faith untruthful statements made by a person affiliated with the Company, or from making statements in the good faith performance of his duties for the Company.

(c)            Acknowledgement. The Executive acknowledges that he will acquire Confidential Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood. The Executive acknowledges and agrees that he shall share the post-employment restrictions set forth in this Agreement prior to commencement of employment with any prospective employer that could reasonably be expected to be engaged in a Restricted Business.

(d)            Rights and Remedies upon Breach. The parties acknowledge and agrees that any breach of a party’s obligations under any of the provisions of Sections 7, 8 or 9 hereof (the “Protective Covenants”) may result in irreparable injury and damage for which money damages may not provide an adequate remedy. Therefore, notwithstanding anything herein to the contrary, including, without limitation, Section 10 hereof, if either party breaches, or threatens to commit a breach of, any of the provisions of the Protective Covenants, the nonbreaching (or non-threatening) party shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to such nonbreaching (non-threatening) party, under law or in equity (including, without limitation, the recovery of damages):

(i)             the right and remedy to seek to have the Protective Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the breaching (or threatening) party of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)            the right and remedy to seek to require the breaching (or threatening) party to account for and pay over to the other party all compensation, profits, monies, accruals, increments or other benefits derived or received by such party solely as the result of any transactions constituting a breach of the Protective Covenants.

(e)            If any court or other decision-maker of competent jurisdiction determines that any of the Protective Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(f)            Extension of Time. If the Executive violates any provision of this Agreement with respect to Protective Covenants as determined by a court of competent jurisdiction as to which there is a specific time period during which the Executive is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then such violation shall toll the running of such time period for such provision, and such provision only, from the date of such violation until such violation shall cease and shall extend the time period set for in this Agreement so long as the Executive remains in violation.

(g)           Definitions. For purposes of Section 7 and Section 8, the following capitalized terms shall have the respective meanings set forth below:

(i)             “Affiliate” of a Person means any other Person controlling, controlled by or under common control with such first Person.

(ii)            “Competitive Entity” means a Person wholly or partially engaged in the Restricted Business.

(iii)           “Confidential Information” means all confidential and proprietary information relating to any GNL Group Company or their respective businesses, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects, which is considered confidential or proprietary information and is maintained as such within the GNL Group Company, through agreements with relevant Persons, policies and/or other appropriate safeguards against disclosure, other than information which (i) is, was or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (ii) was or is developed by the Executive without the use of the Confidential Information or (iii) was, is or becomes available to the Executive or any of his Affiliates or any of their respective representatives on a non-confidential basis from a third party not known by such Person to be in breach of any legal obligation of confidentiality to the GNL Group Company not to disclose such information. For the avoidance of doubt, Confidential Information shall not include the Executive’s contact list.

(iv)           “GNL Group Company” means the Company and any company or other legal entity that is an Affiliate of the Company, determined from time to time.

(v)            “Person” means a corporation, limited liability company, partnership, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity or other entity.

(vi)           “Prospective Customer” means any Person or individual whom any GNL Group Company has had any material negotiations or material discussions as of the Date of Termination (unless such discussions or negotiations have been abandoned) regarding the engagement of business and with whom the Executive had material contact during the Executive’s employment with the Company or with respect to which the Executive directly supervised employees having such material contact.

(i)               “Residual Information” means information about the industry in which the GNL Group Companies operate retained in the unaided memories of individuals associated with the Executive, his Affiliates or any of his representatives without reference to written or electronic information that is not proprietary information that specifically relates to any GNL Group Company.

(vii)         “Restricted Business” means (i) any business that has as its primary investment strategy the acquisition of any properties of any type or asset class that represents at least 10% of the portfolio of the Company and (ii) any other business that represents at least 10% of the portfolio of the Company that any GNL Group Company is engaged in as of the Date of Termination.

(viii)        “Restricted Period” means the Term and the twelve (12)-month period commencing from and after the Executive’s Date of Termination.

(ix)           “Restricted Territory” means North America, Germany, Guernsey, Italy, Spain, France, the United Kingdom, Finland, Luxembourg and any other material location where any GNL Group Company is engaged in the Restricted Business as of the Date of Termination.

9.             INTELLECTUAL PROPERTY. The Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), developed by him during the period of, and in connection with, his employment by the Company and whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

10.           ALTERNATIVE DISPUTE RESOLUTION (“ADR”) POLICY AND PROCEDURE.

(a)            Coverage. Except as otherwise expressly provided in this Agreement or by law, this ADR Policy and Procedure is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute,” including, but not limited to, disputes arising out of or related to any of the following subjects:

•              Compensation or other terms or conditions of the Executive’s employment;

•              Application or enforcement of any Company program or policy to the Executive;

•              Any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination;

•              Any policy of the Company or any agreement between the Executive and the Company;

•              Disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this ADR Policy and Procedure;

•              Claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1978, as they have been or may be amended from time to time; or

•              Any other dispute arising out of or related to the Executive’s employment or its termination.

(b)            Step 1: Negotiation. The Executive and the Company shall attempt in good faith to negotiate a resolution of any Employment-Related Dispute.

(c)            Step 2: Mediation. If an Employment-Related Dispute cannot be settled through negotiation and remains unresolved 15 days after it is asserted, the Executive or the Company may submit the dispute to mediation and the parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of JAMS or the American Arbitration Association (“AAA”). The choice of the JAMS or AAA mediation procedure shall be made by the party initiating mediation. Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate JAMS or AAA panel pursuant to the JAMS or AAA rules, respectively. The mediation shall be conducted in New York City, New York. Unless the Parties agree otherwise, the cost of the mediator’s professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.

(d)            Step 3: Binding Arbitration. If an Employment-Related Dispute cannot be settled through mediation and remains unresolved the shorter of 45 days after the appointment of the mediator or 5 days after the aforementioned first mediation hearing, the Executive or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration by a single arbitrator in accordance with the applicable rules for arbitration of employment disputes of JAMS or the AAA in effect at the time of the submission to arbitration. The choice of JAMS or AAA arbitration rules shall be made by the Party initiating arbitration. The arbitration shall be kept confidential and shall be conducted in the city and state in which the Company office is located in which the Executive work(ed). The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Company or agreement to which the Company is a party or the substantive rights or defenses of either Party under any statute, contract, constitution or common law. Each Party shall be responsible for its own attorneys’ fees and other costs, fees and expenses, if any, with respect to its conduct of the arbitration. The administrative cost of the arbitration, including any reasonable administrative fee and arbitrator’s fees and expenses, shall be shared equally and paid by the Parties. The arbitrator is expressly empowered to award reasonable attorneys’ fees and expenses to the prevailing party as well as all other remedies to which either party would be entitled if the dispute were resolved in court. The decision and award of the arbitrator is final and binding. The arbitrator shall promptly issue a written decision in support of his award. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the award may be confirmed and enforced in any such court. The Federal Arbitration Act or any applicable state law shall govern the application and enforcement of the provisions of this Section 10.

(e)            Provisional Remedies. The Executive or the Company may file a complaint or commence a court action to obtain an injunction to enforce the provisions of this ADR Policy and Procedure, or to seek a temporary restraining order or preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this ADR Policy and Procedure. Despite such complaint or action, the parties shall continue to participate in good faith in this ADR Policy and Procedure.

(f)             Administrative Agencies. Nothing in this ADR Policy and Procedure is intended to prevent the Executive from filing a complaint or charge with any administrative agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board.

(g)            At-Will Employment/Waiver of Jury or Court Trial. This ADR Policy and Procedure does not alter the terms and conditions of the Executive’s employment pursuant to this Agreement. Nothing in this ADR Policy and Procedure limits in any way the Executive’s right or the Company’s right to terminate the Executive’s employment at any time consistent with the terms of this Agreement. This ADR Policy and Procedure does not require the Executive or Company to start the arbitration process before taking action of any kind, including without limitation the termination of the Executive’s employment. This Policy waives any right that the Executive or the Company may have to a jury trial or a court trial of any Employment-Related Dispute (except as provided above in Sections 9 or 10(e) for a court to issue provisional or equitable remedies).

(h)           ADR Agreement and Savings Provision.

(i)             The Executive and the Company agree that this ADR Policy and Procedure shall mandatorily apply and be the sole and exclusive method by which both the Executive and the Company are required to resolve any and all Employment-Related Disputes, to the fullest extent permitted and not prohibited or restricted by law.

(ii)            Should any provision of this ADR Policy and Procedure be held invalid, illegal or unenforceable, the Executive and the Company agree that it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this ADR Policy and Procedure shall remain in full force and effect. The Executive and the Company further agree that the provisions of this ADR Policy and Procedure shall be deemed severable and the invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of the provisions of this Section 10.

11.            COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following his termination of employment, he shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments and all reasonable out of pocket costs incurred by the Executive shall be fully paid by the Company. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any matter where the Executive is adverse to the Company or any of its affiliates or in any matter in which the Executive has a good faith belief that it would conflict with his rights under or ability to enforce this Agreement. In connection with such cooperation, the Company will reimburse costs incurred by the Executive in connection therewith.

12.            RETURN OF PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive will promptly return all property belonging to the Company or any of its affiliates, provided, that the Executive may retain his cell phone number, contact list, equity documentation, and calendar (and the Company will reasonably cooperate with the Executive in transferring same and the Executive’s personal files to the Executive).

13.            GENERAL.

(a)            Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 13(a).

If to the Company, to:

650 Fifth Avenue, 30th Floor
New York, NY 10019
Attn: General Counsel

If to the Executive, at his last residence shown on the records of the Company (with a copy, which shall not constitute notice, via email to austin.lilling@morganlewis.com).

(b)           Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)            Waivers.

(i)             No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(ii)            Except as expressly set forth in this Agreement, the Executive shall not be entitled to and the Company shall not be responsible to the Executive for any remuneration or benefits on behalf of the Executive’s services to the Company, his employment or the termination of such employment.

(d)            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. PDF and electronic versions shall constitute originals for all purposes hereunder.

(e)            Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall be assignable by the Company, to a successor to the Company’s business or assets, upon notice to the Executive. When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment and the Company shall be released of all obligations hereunder to the extent consistent with applicable law. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f)             Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof (including, but not limited to, that certain Employment Agreement, dated December 14, 2023, by and between the Company and Executive). This Agreement may not be amended except by a written instrument hereafter signed by the Executive and the CEO or a duly authorized representative of the Company (other than the Executive).

(g)            Governing Law. This Agreement and the performance and enforcement hereof shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(h)            Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

(i)             Payments and Exercise of Rights after Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if such spouse survives the Executive, and otherwise to his estate.

(j)             Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that the Executive’s execution of this Agreement is knowing and voluntary.

(k)            Withholding. Any payments provided for in this Agreement shall be paid net of any applicable tax and other withholdings required under federal, state, local or foreign law. Regardless of the amount withheld or reported, the Executive is solely responsible for all taxes in respect of the Executive’s payments or benefits; except the employer’s share of employment taxes.

(l)             Section 409A.

(i)             Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)            Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by this Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(iii)           For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv)           Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee,” then solely to the extent required by Code Section 409A, the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A, including the Executive’s death (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(v)           Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. In no event shall the timing of the Executive’s execution of the General Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is deferred compensation subject to Code Section 409A and subject to execution of the General Release could be executed in more than one taxable year, payment shall be made in the later taxable year.

(m)           Section 280G. Notwithstanding any provision of this Agreement, if any portion of the payments or benefits under this Agreement, or under any other agreement with the Executive or plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such amount (with contingent consideration being cut back first and any cutbacks being made in a manner that complies with Code Section 409A) so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax). The determination required by this Section 13(m) shall be made by a national accounting firm (after taking into account any mitigation provisions including reasonable compensation and valuation of any restrictive covenants), and the parties hereto shall cooperate in good faith in making such determination and providing any necessary information for this purpose. Such determination will be made at the sole expense of the Company.

(n)           Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, and 13 shall survive the termination of this Agreement to the extent necessary to give maximum effect thereto.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GLOBAL NET LEASE, INC.

By:	/s/ Michael Weil
Name:	Michael Weil
Title:	Chief Executive Officer

Executive

By:	/s/ Ori Kravel
Ori Kravel

[Signature Page to Employment Agreement]

Annex A

Form of General Release